Exhibit 5.1

BACCHUS LAW G ROUP Corporate and Securities Law	1511 West 40th Avenue Vancouver, BC V6M 1V7 Tel 604.732.4804 Fax 604.408.5177

January 16, 2007

Securities and Exchange Commission
100 F Street, North East
Washington, D. C. 20549

Dear Sir or Madam:

Re:	Lexington Energy Services Inc.
Registration Statement on Form S-8

You have requested my opinion as to the legality of the issuance by Lexington Energy Services Inc. (the "Company") of up to 3,000,000 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or about January 16, 2007.

Please be advised that, I have reached the following conclusions regarding the Registration Statement:

1.

The Company is a duly and legally organized and existing Nevada state corporation, with its registered office located at 502 East John Street, Carson City, Nevada 89706 and its principal place of business located at Suite 1209 – 207 West Hastings Street, Vancouver, British Columbia, Canada V6B 1H7. The Articles of Incorporation and corporate registration fees were submitted to the Office of the Secretary of State of Nevada and filed with the office on March 30, 2005. The Company's existence and form is valid and legal pursuant to the representation above.

2.

The Company is a fully and duly incorporated Nevada corporate entity. The Company has one class of common stock at this time. It also has one class of preferred stock. Neither the articles of incorporation, bylaws, and amendments thereto, nor subsequent resolutions change the non-assessable characteristics of the Company's common stock.

3.	The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the shareholders upon voluntary or involuntary liquidation of the Company.

4.

By directors’ resolution, the Company has authorized the issuance of up to 3,000,000 shares of common stock pursuant to the 2007 Non-Qualified Stock Compensation Plan and 2007 Non-Qualified Stock Option Plan.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of Common Stock, $0.0001 par value. Therefore, the Board of Directors’ Resolutions which authorized the issuance of up to 1,000,000 shares of common stock and 2,000,000 shares of common stock underlying options was within the authority of the Company’s directors and the Shares, when issued by the Company, will be validly issued, fully paid and non-assessable.

I hereby consent to being named in the Form S-8 Registration Statement as having rendered the foregoing opinion. I also consent to the filing of this opinion as an Exhibit to the Registration Statement.

Please do not hesitate to contact me if you have any questions or comments.

Yours truly,

BACCHUS LAW GROUP

Per: /s/ Penny O. Green

Penny O. Green
Barrister, Solicitor & Attorney
Member, Washington State Bar Association
Member, Law Society of BC